EXHIBIT 23.1

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian National Railway Company

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Canadian National Railway Company (the “Company”) pertaining to the Management Long-Term Incentive Plan, of our Report of Independent Registered Public Accounting Firm dated January 24, 2006 on the consolidated balance sheets of Canadian National Railway Company as at December 31, 2005 and 2004, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, as included in Form 6-K of the Company dated February 6, 2006.

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
February 14, 2006